ITEM 77Q(e) - COPIES OF ANY NEW OR AMENDED REGISTRANT INVESTMENT
ADVISORY CONTRACTS




EXHIBIT B
to the Investment Advisory Contract between Manufacturer's and Traders Trust Company and Vision Group of Funds, Inc. dated
September 1, 1998

Vision Large Cap Core Fund

	For all services rendered by Adviser hereunder, the above-named Fund of the Corporation shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to .85 of 1% of the average daily net assets of the Fund.

The portion of the fee based upon the average daily net assets of the Fund shall be accrued at the rate of 1/365th of .85 of 1% applied to the daily net assets of the Fund.

	The advisory fee so accrued shall be paid to Adviser at least monthly.

	Witness the due execution hereof this 21st day of June, 2000.



MANUFACTURERS AND TRADERS
TRUST COMPANY



By:  /s/ Kenneth G. Thompson
Name:  Kenneth G. Thompson
Title:  Vice President




VISION GROUP OF FUNDS, INC.



By:  /s/ Beth S. Broderick
Name:  Beth S. Broderick
Title:    Vice President